Exhibit 99.1

Assertio Therapeutics Announces Offer to Purchase

All of Its Issued and Outstanding

2.50% Senior Convertible Notes due 2021

and

5.00% Senior Convertible Notes due 2024

LAKE FOREST, Ill., (March 11, 2020) (GLOBE NEWSWIRE) -- Assertio Therapeutics, Inc. (“Assertio” or the “Company”) (NASDAQ: ASRT), today announces that it has commenced cash tender offers (the “Offers”) to purchase any and all of the outstanding $42,465,000 in aggregate principal amount of its 2.50% Senior Convertible Notes due 2021 (CUSIP: 249908AA2) and $34,522,000 of its 5.00% Senior Convertible Notes due 2024 (CUSIP: 04545LAA5) (together, the “Notes”). The Offers are being made on the terms and subject to the conditions set forth in an Offer to Purchase dated March 11, 2020 (the “Offer to Purchase”) and are scheduled to expire at 11:59 p.m., New York City time, on April 7, 2020 unless extended by the Company (the “Expiration Time”). Holders of the Notes who have tendered (and not validly withdrawn) their Notes at or prior to the Expiration Time will be entitled to receive in cash $995 per $1,000 principal amount of Notes validly tendered (and not validly withdrawn), plus accrued and unpaid interest on such Notes up to, but not including, the date the Offers are settled which is expected to be promptly following the expiration of the Offers.

The Company will fund any purchases of Notes pursuant to the Offers from available cash on hand.  The Offers are not conditional upon any minimum number of Notes being deposited, but are subject to various other conditions as detailed in the Offer to Purchase.  Holders of Notes may validly withdraw their deposited Notes prior to 11:59 p.m., New York City time, on April 7, 2020.

To help facilitate the Offers, Assertio has retained SunTrust Robinson Humphrey, Inc. to act as dealer manager and Global Bondholder Services Corporation to act as information and tender agent. Holders of Notes who have questions with respect to the Offers, or require any assistance with respect to the Offers, including how to deposit Notes pursuant to the Offers, may contact Global Bondholder Services Corporation by telephone at (866)-807-2200 (toll-free in North America) or by email at contact@gbsc-usa.com or SunTrust Robinson Humphrey, Inc. at (404)-926-5675.

The Company is making the Offers only by, and pursuant to, the terms of the Offer to Purchase. None of Assertio, SunTrust Robinson Humphrey, Inc., Global Bondholder Services Corporation, or any of their respective affiliates makes any recommendation to any holder of Notes as to whether to deposit or refrain from depositing all or any portion of their Notes under the Offers. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Notes, and, if deposited, the amount of their Notes to deposit thereunder. Noteholders are strongly urged to review and evaluate carefully all information in the Offer to Purchase, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Notes pursuant to the Offers and, if deposited, what principal amount of Notes to deposit. Noteholders should carefully consider the income tax consequences of accepting the Offers and depositing Notes pursuant to the Offers.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Assertio Therapeutics, Inc.

Assertio Therapeutics is committed to providing responsible solutions to advance patient care in the Company’s core areas of neurology, orphan and specialty medicines. Assertio currently markets two FDA-approved products and continues to identify, license and develop new products that offer enhanced options for patients that may be underserved by existing therapies. To learn more about Assertio, visit www.assertiotx.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements. Words such as "anticipates," "estimates," "expects," "projects," "forecasts," "intends," "plans," "will," "believes" and words and terms of similar substance used in connection with any discussion identify forward-looking statements. These forward-looking statements are based on management's current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstance These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed purchase transactions and other risks outlined in Assertio’s public filings with the Securities and Exchange Commission, including Assertio’s most recent annual report on Form 10-K. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, Assertio undertakes no obligation to update or revise its forward-looking statements.

Investor and Media Contact:

Dan Peisert
Senior Vice President and Chief Financial Officer

dpeisert@assertiotx.com

SOURCE Assertio Therapeutics, Inc.